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                                                                    EXHIBIT 11.1

                                   AWARE, INC.
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                                      COMPUTATION OF PRIMARY AND FULLY DILUTED
                                             NET INCOME (LOSS) PER SHARE
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                                                                                        THREE MONTHS ENDED
                                                                                             MARCH 31,
                                                                                ----------------------------------
                                                                                    1997                  1996
                                                                                ------------          ------------

Net income (loss) ...........................................................   $   (276,302)         $     41,151
                                                                                ============          ============

Weighted average number of common and common stock
   equivalent shares outstanding:
      Common stock ..........................................................     19,054,759             1,170,535
      Convertible preferred common stock equivalents ........................           --              12,799,775
      Option common stock equivalent shares .................................           --                 256,000
      Effect of SAB 83 ......................................................           --                 882,289
                                                                                ------------          ------------
          Common and common stock equivalent shares outstanding for
              purpose of calculating primary net income (loss) per share ....     19,054,759            15,108,599
      Incremental shares to reflect full dilution ...........................           --                    --
                                                                                ------------          ------------
          Total shares for purpose of calculating fully diluted net
               income (loss) per share ......................................     19,054,759            15,108,599
                                                                                ============          ============

Primary net income (loss) per share .........................................   $      (0.01)         $       0.00
                                                                                ============          ============
Fully diluted net income (loss) per share ...................................   $      (0.01)         $       0.00
                                                                                ============          ============

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